CAPPED NOTES	Filed Pursuant to Rule 433 Registration No. 333-268718-01
Capped Notes Linked to a Basket of Four Technology-Related Stocks

40%
20%
0%
-20%
-40%
Notes Return at Maturity
-40%
-20%
0%
20%
40%
Market Measure Movement
Note Return at Maturity
Direct Investment in Market Measure, Excluding Dividends

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)). The graph and table have been prepared for purposes of illustration only, assume that the notes are not called on any Observation Date and do not take into account any tax consequences from investing in the notes.
Hypothetical Percentage Change from the Starting Value to the Ending Value
Hypothetical Redemption Amount per Unit
Hypothetical Total Rate of Return on the Notes
-100.00%
$2.00
-80.00%
-50.00%
$7.00
-30.00%
    -20.00%(2)
$10.00
0.00%
-10.00%
$10.00
0.00%
-6.00%
$10.00
0.00%
-3.00%
$10.00
0.00%
0.00%
$10.00
0.00%
1.00%
$10.10
1.00%
2.00%
$10.20
2.00%
3.00%
$10.30
3.00%
10.00%
$11.00
10.00%
20.00%
$12.00
20.00%
22.00%
    $12.20(1)
22.00%
30.00%
$12.20
22.00%
40.00%
$12.20
22.00%
50.00%
$12.20
22.00%
60.00%
$12.20
22.00%
(1)
The Redemption Amount per unit cannot exceed the hypothetical Capped Value.
(2)
This  hypothetical percentage change corresponds to the Threshold Value.

Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Original Offering Price	$10.00 per unit
Term	Approximately 14 months
Market Measure
An equally weighted basket of five technology-related stocks comprised of the common stock of NVIDIA Corporation (Nasdaq Global Select Market symbol: “NVDA”), the common stock of Broadcom Inc. (Nasdaq Global Select Market symbol: “AVGO”), the common stock of Advanced Micro Devices, Inc. (Nasdaq Global Select Market symbol: “AMD”) and the ordinary shares of Credo Technology Group Holding Ltd  (Nasdaq Global Select Market symbol: “CRDO”) (each a “Basket Stock”).

Payout Profile at Maturity
●
1-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value
●
1-to-1 downside exposure to decreases in the Market Measure beyond a 20.00% decline, with up to 80.00% of your principal at risk

Threshold Value	80.00% of the Starting Value.
Capped Value	[$12.00 to $12.40] per unit, a [20.00% to 24.00%] return over the principal amount, to be determined on the pricing date.
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/70858/000191870425019451/bofa-424b2.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●
Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
●
Changes in the price of one of the Basket Stocks may be offset by changes in the prices of the other Basket Stocks.
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Basket Stocks.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
●
The Basket Stocks are concentrated in one sector.
●
An investment in the notes is subject to risks associated with investing in stocks in the information technology sector.
●
CRDO has limited actual historical information.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

BofA Finance LLC (BofA Finance) and Bank of America Corporation (BAC) have filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BofA Finance and BAC have filed with the SEC for more complete information about BofA Finance, BAC and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. BofA Finance’s Central Index Key, or ClK, on the SEC website is 1682472 and BAC’s CIK on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BofA Finance and BAC face risks that are specific to their respective businesses, and we encourage you to carefully consider these risks before making an investment in their respective securities.